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                                                                EXHIBIT 2.3


                           ASSET TRANSFER AGREEMENT


        This Asset Transfer Agreement ("Agreement"), dated as of June 5, 1996 and effective as of January 1, 1996, is made by and between GynCor, Inc., a Delaware corporation ("GynCor") and The Center For Human Reproduction - Illinois, M.D., S.C. ("CHR-IL") (GynCor and CHR-IL are individually referred to herein as a "Party" and collectively referred to herein as "Parties").


                                  RECITALS:


        A. CHR-IL conducts a medical practice which specializes in reproductive medicine ("Practice") in the Chicago, Illinois metropolitan area.

        B. GynCor is engaged in the business of managing medical practices.

        C. CHR-IL desires to sell and transfer certain of its nonmedical business assets ("Purchased Assets") and GynCor desires to purchase and acquire such assets and to assume certain liabilities and obligations, as provided for in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:


                                  ARTICLE I

                             CONVEYANCE OF ASSETS


        Section 1.01 Conveyance of Assets. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties set forth herein, GynCor agrees to purchase the Purchased Assets of CHR-IL, as set forth in Exhibit "A," which is attached hereto and made a part hereof.

        To the extent the assignment of any Purchased Asset listed in Exhibit "A" to this Agreement shall require the consent of another party thereto, then CHR-IL shall endeavor to obtain such consent from such other party and, until such consent is obtained, CHR-IL will provide GynCor with the full benefits, claims and/or rights arising under the Purchased Asset.

        Section 1.02 Assumption of Obligations and Liabilities. At the Closing, GynCor shall assume and agree to pay or perform, promptly as they become due, the obligations and liabilities of CHR-IL ("Assumed Obligations") as set forth in Exhibit "B," which is attached hereto and made a part hereof. Except for the Assumed Obligations, GynCor shall not assume or be

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deemed to have assumed and shall not be responsible for any other obligation or liability of CHR-IL, direct or indirect, known or unknown, absolute or contingent.

        Section 1.03 Purchase Price. In consideration for the conveyance of the Purchased Assets by CHR-IL to GynCor pursuant to this Agreement, GynCor hereby agrees to pay a purchase price of $8,831,554, payable by the assumption of the Assumed Obligations of $5,181,446 and by the offset of $3,650,108 in amounts due and owing to GynCor by CHR-IL for management services rendered.


                                   ARTICLE II

                           REPRESENTATIONS OF CHR-IL

        CHR-IL represents and warrants to GynCor that:

        Section 2.01 Organization, Valid Authorization and Good Standing. CHR-IL is an Illinois medical corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is not required to be qualified to do business in any state or jurisdiction other than the State of Illinois. CHR-IL has the power and authority to enter into this Agreement and related transaction documents and to carry out its obligations thereunder. The execution and delivery of this Agreement and related transaction documents and the consummation of this Agreement and the transactions contemplated thereby have been duly and validly authorized by CHR-IL, and no other corporate or other proceedings are necessary to authorize this Agreement and related transaction documents and the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by CHR-IL and constitutes the valid and binding agreement of CHR-IL enforceable against it in accordance with its terms. Each transaction document related to this Agreement has been executed and delivered by CHR-IL, and will upon such execution and delivery constitute the valid and binding agreement of CHR-IL enforceable against it in accordance with its terms.

        Section 2.02 Compliance. The execution and delivery of this Agreement and related transaction documents and the consummation of the transactions contemplated thereby by CHR-IL will not (i) violate any provision of its organizational documents, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under any mortgage, lien, lease, contract, license, instrument or any other agreement to which CHR-IL is a party, (iii) result in the creation or imposition of any material lien, charge, pledge, security interest or other material encumbrance upon any property of CHR-IL, or (iv) to the best of CHR-IL's knowledge, violate or conflict with any order award, judgment or decree or other material restriction or any material law, ordinance or regulation to which CHR-IL or its property is subject.

        Section 2.03 Litigation. There are no material claims, actions, suits, proceedings (arbitration or otherwise) or investigations pending or, to the best of CHR-IL's knowledge,


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threatened against CHR-IL at law or in equity in any court or before or by any governmental authority, and, to the best of CHR-IL's knowledge, there are no, and have not been any, facts, conditions or incidents that could be reasonably expected to result in any such actions, suits, proceedings (arbitration or otherwise) or investigations. CHR-IL is not in default in respect of any judgment, order, writ, injunction or decree of any court or other Governmental Authority.

     Section 2.04 Title to the Purchased Assets. CHR-IL is the owner and has as of the date hereof, good and marketable title to the Purchased Assets, free and clear of any and all liens, charges, pledges, claims, security interests, exceptions or other encumbrances of any kind.

     Section 2.05 Prepaid Items. All prepaid expenses ("Prepaid Expenses") may be transferred to GynCor without the necessity of obtaining any consent or approval.

     Section 2.06 Accounts Payable. The accounts payable, notes payable, and contracts payable ("Accounts Payable") listed in Exhibit "B" were incurred in the ordinary and usual course of business of CHR-IL, may be assumed by GynCor and are due and payable in the ordinary course of business of CHR-IL.

     Section 2.07 Completeness and Conditions of Assets. The Purchased Assets of CHR-IL include all the properties used to conduct the Practice as presently conducted.


                                 ARTICLE III

                          REPRESENTATIONS OF GYNCOR


     GynCor represents and warrants to CHR-IL that:

     Section 3.01  Organization;  Valid Authorization and Good Standing.
GynCor is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. GynCor is duly qualified to transact business in the State of Illinois. GynCor has the power and authority to own all of its properties and assets and to conduct its business, except where the failure to have such power and authority would not have a material adverse effect on the business of GynCor. GynCor has the power and authority to enter into this Agreement and related transaction documents to which it is a party and to carry out its obligations thereunder. The execution and delivery of the transaction documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of GynCor, and no other corporate or other proceedings on the part of GynCor is necessary to authorize this Agreement and related transaction documents and the transactions contemplated thereby. This
Agreement has been duly and validly executed and delivered by GynCor and constitutes the valid and binding agreement of GynCor enforceable in accordance with its terms.

                                      3

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        Section 3.02 Compliance.  The execution and delivery of this Agreement and related transaction documents and the consummation of the transactions contemplated thereby by GynCor will not (i) violate any provision of its charter or bylaws, (ii) violate any material provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under any mortgage, lien, lease, contract, license, instrument or any other agreement to which GynCor is a party, (iii) result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any property of GynCor or
(iv) violate or conflict with any order, award, judgment or decree or other material restriction or any material law, ordinance or regulation to which GynCor is subject.

        Section 3.03 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of this Agreement or related transaction documents by GynCor or the consummation by GynCor of the transactions contemplated thereby, except for (i) any filings required under the rules and regulations of the Securities and Exchange Commission, and filings required by the Blue Sky laws of the various states;
(ii) the approval by Nichold Company, an Illinois corporation, of the transactions contemplated by this Agreement; and (iii) the approval by American National Bank & Trust Company of Chicago of the transactions contemplated by this Agreement.

                                  ARTICLE IV

                                   CLOSING


        Section 4.01 Closing. The Closing will take place at Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693 on June 5, 1996 ("Closing Date") at 5:00 p.m. (local time) or such other place and time as the parties may agree upon.

        Section 4.02 Documents to be Delivered by CHR-IL and GynCor. At the Closing, CHR-IL and GynCor each shall deliver to the other a Bill of Sale and Assignment and Assumption Agreement covering all of the Purchased Assets listed in Exhibit "A" and the Assumed Obligations listed in Exhibit "B."

                                  ARTICLE V

                                MISCELLANEOUS

        Section 5.01 Parties Bound. Except to the extent otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, guardians, successors and assigns; and no other person shall have any right, benefit or obligation hereunder.




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
        Section 5.02 Choice of Law. This Agreement shall be construed, interpreted, and the rights of the parties determined in accordance with, the laws of the State of Illinois. The Parties agree that if a controversy or claim between or among them arises out of or in relation to this Agreement and results in litigation, the courts of Cook County, Illinois or the courts of the United States of America located in Cook County, Illinois shall have jurisdiction to hear and decide such matter, and the Parties hereby submit to jurisdiction to such courts.

     Section 5.03 Entire Agreement; Amendments and Waivers. This Agreement, the other transaction documents and all exhibits and schedules hereto and thereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof. No supplement, modification or waiver of this Agreement shall be binding unless it shall be specifically designated to be a supplement, modification or wavier of this Agreement and shall be executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        Section 5.04 Assignment. This Agreement may not be assigned by operation of law or otherwise except that GynCor shall have the right to assign this Agreement, at any time, to any direct or indirect wholly owned subsidiary of Gyncor. No such assignment shall relieve GynCor of its obligations hereunder.

        Section 5.05 Further Assurances. From time to time hereafter and without further consideration, each of the parties hereto shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such actions as any of the other parties hereto may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement and related transaction documents or as shall be reasonably necessary or appropriate in connection with the carrying out of the parties' respective obligations hereunder or the purposes of this Agreement.

        Section 5.06 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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




        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date set forth below their respective signatures.




THE CENTER FOR HUMAN                     GynCor, Inc., a Delaware corporation
  REPRODUCTION-ILLINOIS, M.D.,
S.C., an Illinois medical corporation




By: /s/ Norbert Gleicher, M.D.        By: /s/ Norbert Gleicher, M.D.
    --------------------------            --------------------------
Its:     President                   Its:        President
    --------------------------            --------------------------





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
                                  EXHIBIT "A"

                                Purchased Assets
                                ----------------


                                                          Fair Market
                                                             Value
                                                          ------------
Cash                                                      $    22,376
Accounts Receivable (Net)                                 $ 3,169,415
Interest Receivable                                       $     2,914
Due from Stockholder                                      $   182,928
Employee Advance                                          $    23,302
Due from Affiliates                                       $    17,464
Prepaid Expenses                                          $   267,122
Property & Equipment (Net)                                $ 4,800,000
Other Assets                                              $    68,409
Goodwill                                                  $   300,000
- --------                                                   ----------

Total                                                     $ 8,831,554


                                 EXHIBIT "B"

                             Assumed Liabilities



                                            Fair Market
                                               Value
                                            -----------
Checks in Excess of Funds                   $  452,419
Accounts Payable                            $1,504,267
Contracts Payable                           $  156,743
Due to HMOI                                 $  200,000
Due to Humana                               $   50,000
Accrued Expenses                            $  734,949
Deferred Rent                               $  640,551
Notes Payable                               $1,442,517
- -------------                               ----------
Total                                       $5,181,446

